EXHIBIT 2.1

                     MUTUAL RESCISSION AGREEMENT AND RELEASE

      THIS MUTUAL RESCISSION AGREEMENT AND RELEASE (the "Agreement"), is entered into as of June 27, 2005, by and among, INNOVATIVE SOFTWARE TECHNOLOGIES, INC., a California corporation ("IST"), IST INTEGRATED SOLUTIONS, INC., a Florida corporation and a wholly owned subsidiary of IST ("IST Integrated"), LIETZ DEVELOPMENT, INC., a Florida corporation ("Lietz Development"), SAPPHIRE OF TAMPA BAY, INC., a Florida corporation ("Sapphire," and together with Lietz Development, referred to as "Data Tech"), CHRISTOPHER LIETZ, an individual residing in the State of Florida ("C. Lietz"), and TODD LIETZ, an individual residing in the State of Florida ("T. Lietz," and together with C. Lietz, referred to as the "Selling Stockholders").

                                   BACKGROUND:

      The parties entered into an Asset Purchase Agreement, dated May 6, 2005 (the "Asset Purchase Agreement"), pursuant to which IST Integrated acquired on such date substantially all of the assets and operations of Data Tech (the "Asset Purchase Transaction"). Subsequent to the closing of the Asset Purchase Transaction, IST and IST Integrated identified and/or discovered certain facts that constitute undisclosed liabilities or breaches of representation or warranty by Data Tech and the Selling Stockholders under the Asset Purchase Agreement. In addition, Data Tech and the Selling Stockholders have not completed the assignment of the Leases and Contracts (as defined in the Asset Purchase Agreement) in accordance with the Asset Purchase Agreement.

      In view of the foregoing, the parties desire to rescind the Asset Purchase Agreement and the Asset Purchase Transaction effective as of the date thereof, and to release each other from any and all claims arising out of the Asset Purchase Transaction. To date, no portion of the Purchase Price or Performance Consideration (as defined in Section 1.4 of the Asset Purchase Agreement) have been paid by IST Integrated in connection with the Asset Purchase Transaction.

      NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties agree as follows:

      1. Recitals. The parties agree that the foregoing recitals are true and correct.

      2. Rescission of Asset Purchase Transaction. The parties hereby rescind the Asset Purchase Agreement and Asset Purchase Transaction in their entirety, and in connection therewith, the parties agree as follows:

            (a) The Asset Purchase Agreement and Asset Purchase Transaction is hereby deemed to be rescinded effective as of May 6, 2005, and such agreement and transaction are hereby deemed by the parties to be void ab initio.

            (b) Data Tech and the Selling Stockholders hereby irrevocably and forever relinquish (i) their right to receive any portion of the Purchase Price or Performance Consideration under Section 1.4 of the Asset Purchase Agreement and (ii) their right to receive any other consideration, payment, or entitlement under the Asset Purchase Agreement or otherwise in connection with the Asset Purchase Transaction.
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            (c) The parties agree that the transfer of the Purchased Assets pursuant to Section 1.1 of the Asset Purchase Agreement is hereby rescinded, and to the extent that IST or IST Integrated possess title to any such Purchased Assets as of the date hereof, IST and IST Integrated hereby assign, transfer, and deliver to Lietz Development all of the IST's and IST Integrated's right, title, and interest in and to such Purchased Assets. The parties agree that the preceding sentence shall serve as a transfer document and/or bill of sale with respect to the transfers contemplated thereby. The parties also agree that the transfer and assignment of the Leases and Contracts (as contemplated by the Asset Purchase Agreement) has never been effectuated.

            (d) Lietz Development, Sapphire, C. Lietz, and T. Lietz (each, an "Indemnifying Party") hereby jointly and severally agree to indemnify and hold harmless each of IST, IST Integrated, and their respective officers, stockholders, directors, employees, and affiliates (each, an "Indemnified Party") from and against any and all costs, liabilities, expenses, damages, and reasonable attorneys' fees arising from or relating to (i) any claim by a third party that seeks to hold an Indemnified Party liable or responsible for any act, omission, or liability relating to Data Tech or its business, including but not limited to, any act, omission, or liability relating to such business arising after May 6, 2005, or (ii) any other claim, contract, obligation, liability related in any way to the business, actions, or omissions of any Indemnifying Party occurring on, prior to, or after the date of this Agreement.

      4. Mutual Releases. Data Tech and the Selling Stockholders, on the one hand, and IST and IST Integrated, on the other hand, hereby knowingly and voluntarily waive, release and forever discharge the other party from any and all claims, demands, damages, lawsuits, obligations, promises, and causes of action, both known and unknown, whether now existing or arising in the future, at law or in equity, relating to or arising out of the Asset Purchase Agreement or Asset Purchase Transaction, provided that this release shall not apply to any claims, demands, damages, lawsuits, obligations, promises, and causes of action arising under this Agreement (including without limitation the indemnity obligations set forth in Section 3(d) above).

      5. Records. Upon the execution and delivery of this Agreement, IST and IST Integrated shall deliver to Lietz Development any books or records relating to Data Tech or its business, provided that IST and IST Integrated shall be permitted to maintain a copy of such books or records solely for archival purposes. In the event that IST or IST Integrated shall reasonably need any books, records, or information relating to Data Tech for accounting purposes or for purposes of responding to any inquiry from any governmental authority or agency, Data Tech shall provide copies of such books, records, or information within five calendar days of any written request from IST or IST Integrated, provided that IST shall bear the cost of copying any such books or records. In addition, immediately upon execution of this agreement, Data Tech shall burn to CD(s) all accounting data and other relevant data of IST and IST Integrated and hand said CD(s) over to IST. Furthermore, Data Tech shall immediately provide IST all passwords required to access the accounting records and to all IST and IST Integrated domains. Data Tech shall then delete all copies of IST and IST Integrated data and shall shred all documents relating to IST and IST Integrated.

      6. Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding between the parties concerning the subject matter of this Agreement and supersedes all prior negotiations, agreements, or understandings between the parties. If any portion of this Agreement is found to be unenforceable, the parties desire that all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      LIETZ DEVELOPMENT, INC.

                                      By:    /s/ Chris Lietz
                                             ------------------------------
                                      Name:  Chris Lietz
                                      Its:   President


                                      SAPPHIRE OF TAMPA BAY, INC.

                                      By:    /s/ Chris Lietz
                                             ------------------------------
                                      Name:  Chris Lietz
                                      Its:   President


                                      CHRISTOPHER LIETZ

                                      By: /s/ Christopher Lietz
                                          ------------------------------
                                          Christopher Lietz, individually


                                      TODD LIETZ

                                      By: /s/ Todd Lietz
                                          ------------------------------
                                          Todd Lietz, individually


                                      INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

                                      By:    /s/ Christopher J. Floyd
                                             ------------------------------
                                      Name:  Christopher J. Floyd
                                      Its:   Chief Financial Officer


                                      IST INTEGRATED SOLUTIONS, INC.

                                      By:   /s/ Christopher J. Floyd
                                            ------------------------------
                                      Name: Christopher J. Floyd
                                      Its:  Chief Financial Officer


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